Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS THIRD QUARTER 2025 RESULTS,
INCREASES FULL-YEAR 2025 GUIDANCE AND
PROVIDES 2026 OUTLOOK

DALLAS, Texas, October 21, 2025 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2025 and updated full-year 2025 guidance. A slide presentation summarizing the highlights of Matador’s third quarter 2025 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Last week we were pleased to announce yet another per share cash dividend increase from $1.25 to $1.50 per year. This dividend is to be paid proportionally each quarter. For the record, Matador’s Board of Directors has already raised the dividend once this year and, with this raise, Matador’s Board raised the dividend seven times in four years. The Board’s decision to increase the dividend at this time is based on our positive outlook for the Company going forward, including Matador’s strong liquidity position, free cash flow generation, further growth in our midstream asset, and the growing number of engineered inventory locations for drilling.

In addition to the increased dividend, as of October 21, 2025, Matador has repurchased 1.3 million of its outstanding shares for approximately $55 million (a weighted average price of approximately $41 per share). Matador’s overall growth and financial progress was recently highlighted in The Dallas Morning News’ listing of the top 150 publicly-traded companies in Dallas-Fort Worth (DFW) by 2024 revenue across all industries. Matador was ranked 36th this year, advancing 11 places from last year’s ranking of 47th. In fact, Matador has now grown to be the largest publicly-traded exploration and production company in DFW by revenue and the most profitable public company per employee in 2024 among the top 50 public companies in the DFW area.”

Third Quarter 2025 Financial and Operational Highlights

Matador is pleased to report today:

•Record production of 209,184 barrels of oil and natural gas equivalent (“BOE”) per day for the quarter, which exceeded the midpoint of July 2025 guidance of 199,750 BOE per day by 5%, which was a 22% year-over-year gain in production from the third quarter of 2024;
•Oil production of 119,556 barrels per day for the quarter, which exceeded the midpoint of July 2025 guidance of 117,250 barrels per day by 2%, which was a 19% year-over-year gain in production from the third quarter of 2024;
•Record quarterly natural gas production of 537.8 million cubic feet (“MMcf”) per day, which exceeded the midpoint of July 2025 guidance of 495 MMcf per day by 9%;
•Drilling and completion costs of approximately $855 per completed lateral foot for the quarter, which was 3% less than the midpoint of July 2025 guidance of $880 per completed lateral foot;
•34.5 net operated locations turned to sales during the quarter, which exceeded by 15% the midpoint of July 2025 guidance of 30 net operated wells that were estimated to be turned to sales in the quarter; and
•$105 million reduction in the balance outstanding on Matador’s Reserves-Based Loan (“RBL”) from $390 million at June 30, 2025 to $285 million at September 30, 2025.

2025 and 2026 Guidance Updates

•Increased 2025 full-year production guidance range from 200,000 to 205,000 BOE per day to 205,500 to 206,500 BOE per day;

•Increased the number of operated wells expected to be drilled and turned to sales in full-year 2025 from 106.3 net operated wells to 118.3 net operated wells. These 12 additional net operated wells turned to sales in 2025 are expected to increase production rates in the fourth quarter of 2025 and the first quarter of 2026;
•Base case for 2026 organic production is expected to yield approximately 210,000 BOE per day with expected organic oil production growth of 2 to 5% from full-year 2025 to full-year 2026 (exclusive of acquisitions);
•Updated full-year 2025 drilling, completing and equipping (“D/C/E”) capital expenditure (“CapEx”) estimate from $1.18 to $1.37 billion to $1.47 to $1.55 billion primarily due to the drilling and completion of the 12 additional net operated wells noted above, which was made possible by operational efficiencies and historical opportunities to experience lower service pricing during the second half of a production year;
•Decreased expected full-year 2025 drilling and completion cost per lateral foot from a range of $865 to $895 per completed lateral foot to a lower range of $835 to $855 per completed lateral foot;
•Highly capital-efficient program expected for 2026 with flexibility to adjust production and CapEx depending on external factors such as commodity prices and the economy; and
•An improved capital program for full-year 2026, which is expected to result in 8 to 12% lower total capital expenditures in 2026 compared to 2025 for approximately the same amount of lateral footage. The favorable cost per foot expected in 2026 should allow Matador multiple options for ways to make good use of these expected capital savings.

Matador’s Land Program

Mr. Foran continued, “A key component of this growth is Matador’s ‘brick-by-brick’ land acquisition strategy and selective lease acquisition program, which is not only improving the quality and potential of Matador’s over 200,000 net acre land position in the Delaware Basin but also has increased Matador’s various working interests or mineral positions in key areas. During the third quarter of 2025, Matador completed over $125 million in transactions in key areas. All acquisitions made this quarter were in the Delaware Basin and consisted primarily of undeveloped acreage, including working interests in Matador wells turned to sales in the third quarter of 2025. Over time, these targeted acquisitions by our land team have positioned us with over 10 years of engineered locations with average rates of return of approximately 50% at oil price levels even as low as $50 per barrel.”

Upstream Operations Guidance

Matador exceeded the midpoint of July 2025 guidance estimates for BOE volumes for the third quarter of 2025 of 199,750 BOE per day by 5% delivering 209,184 BOE per day. These better-than-expected results reflect the strength and size of Matador’s long-term production base, its accelerated operational execution in the field, the outperformance of recent wells turned online and the responsiveness and the runtimes of its midstream system. These efforts allowed Matador to turn to sales 46 gross (34.5 net) operated wells during the third quarter of 2025, an increase of 4.5 net operated wells above July 2025 guidance estimate of 30 net operated wells to be turned to sales for the same period. As a result of these accelerated operating activities combined with our improved efficiencies and lower well costs, Matador now expects its full-year 2025 D/C/E CapEx to be in the $1.47 to $1.55 billion range for a revised 2025 competed well count of 118.3, up from previous completed well count guidance of 106.3.

Notably, 1.5 billion cubic feet (“Bcf”) (17 MMcf per day) of this third quarter of 2025 production beat was the result of six non-operated wells in the Haynesville Shale in which Matador has working and mineral interests. This production beat demonstrates the value and potential of Matador’s estimated 200 to 300 Bcf “gas bank” in Northwest Louisiana. This asset, which is 100% held-by-production and has high net revenue interests, gives Matador the ability to increase natural gas production whenever natural gas prices increase and stabilize. In light of the positive outcomes of these operations and the outperformance of various operated wells turned to sales, Matador has increased its full-year 2025 production guidance company-wide for both oil and natural gas production.

Matador’s continued operational execution and lower service pricing reduced drilling and completion cost per lateral foot, providing additional confidence in our decision to accelerate certain operating activities during the quarter. In fact, Matador expects not only better well results for full-year 2025 but also expects drilling and completion costs per lateral foot to be below the low end of our guidance range of $865 to $895 per completed lateral foot. Accordingly, Matador is revising its full-year 2025 range down to $835 to $855 per completed lateral foot. Driving factors for these capital efficiency improvements are related to the number of drilling days on wells and the expanded use of trimul-frac, remote frac operations and other targeted performance initiatives. The successful integration of these processes has increased Matador’s overall completion efficiency in 2025 by 20% as compared to the average time required to complete lateral footage in 2024.

2026 Guidance

Matador expects our capital and production successes in 2025, including the acceleration of certain operating activities at lower prices, will lead to high rates of return and an even more capital-efficient operating program in 2026. Matador plans to provide its customary full-year 2026 forecast along with its February 2026 earnings release. Matador has the ability to flex its capital program up or down based upon changes in economic conditions, including commodity and service prices. Given current market conditions, Matador expects an organic increase in production to approximately 210,000 BOE per day in 2026 with expected oil production growth of 2 to 5% from 2025 to 2026. Furthermore, Matador believes it can achieve this growth or more while reducing total CapEx by 8 to 12% from 2025 to 2026 while completing and turning to sales approximately the same lateral footage in 2026 as in 2025. Matador expects that this capital and operating plan will allow it to advance its other top priorities, which include (i) maintaining a strong balance sheet, (ii) continuing to grow its proved reserves in various ways, (iii) increasing engineered inventory locations with new horizons and areas across its asset position, (iv) maintaining its brick-by-brick acreage acquisition strategy and (v) continuing to enhance its midstream businesses to service the growth of Matador and other third-party producers. Yet, Matador is fully prepared to make adjustments and to update our guidance as necessary in today’s volatile times and conditions to keep our shareholders, the public and other interested parties informed of our plans and opportunities.

San Mateo Effect

While the land, engineering and geology teams continue to organically grow our asset positions, Matador’s integrated midstream business, San Mateo, is contributing to Matador’s revenue and production efficiency. In this regard, San Mateo provides critical and timely flow assurance, including gathering and processing optionality, for our production as well as for third-party customers. These services generate a significant and growing revenue stream. This quarter’s excellent midstream operating results reflect the team’s solid technical expertise and extra effort to successfully grow these efficiencies and assets in 2025.

During September 2025, San Mateo turned online the Ranger North Compressor station and associated gathering system. This compressor station is currently designed for 30 MMcf per day and can be expanded to up to 70 MMcf per day and is San Mateo’s first station built to handle sour gas. The ability to accommodate sour gas increases optionality for San Mateo to add additional third-party customers in the northeastern part of San Mateo’s operating area in Lea County, New Mexico.

The Marlan plant expansion was also put into service in the second quarter of 2025. This plant, together with San Mateo’s other facilities, continue to provide increased flow assurance out of the basin for Matador and San Mateo’s third-party customers, many of which are repeat customers. Now that the Marlan plant expansion is online and processing natural gas, San Mateo processed a record 533 MMcf per day during the third quarter of 2025, an increase of 10% from 486 MMcf per day in the second quarter of 2025, contributing to third quarter of 2025 San Mateo net income of $50 million and Adjusted EBITDA of $74 million, which were in line with expectations and sets up San Mateo for anticipated record annual Adjusted 2025 EBITDA of $285 to $295 million.

In light of San Mateo’s significant cash flows and growth potential, Matador continues to believe that the value of San Mateo is not fully realized in Matador’s current share price. The team is continuing to work towards strategic solutions for increasing San Mateo’s value and potential.

Financial Summary

Matador’s integrated upstream and midstream business generated net income of $176 million with earnings per share of $1.42 and adjusted earnings per share of $1.36 in the third quarter of 2025. Net cash provided by operating activities was $722 million, or an increase of 44% from $501 million in the second quarter of 2025, and adjusted EBITDA was $567 million during the third quarter of 2025, leading to adjusted free cash flow of $93 million.

Matador used this $93 million of free cash flow and the benefit from working capital changes of $123 million during the third quarter of 2025 to pay down an additional $105 million of borrowings under its RBL during the third quarter of 2025. This paydown reduced total borrowings under the RBL from $390 million at June 30, 2025 to $285 million as of September 30, 2025. In total, Matador has paid down $311 million in borrowings under the RBL during the first nine months of 2025 and maintains a strong balance sheet with a debt-to-EBITDA leverage ratio under 1.0x and approximately $2 billion in available liquidity under its current RBL as of September 30, 2025.

Shareholder Returns

On October 15, 2025, Matador announced that its Board of Directors approved a 20% increase in Matador’s dividend policy, raising the dividend from $1.25 annually, or $0.3125 per quarter, to $1.50 annually, or $0.375 per quarter. In accordance with this new dividend policy, the Board declared a quarterly cash dividend of $0.375 per share of common stock payable on December 5, 2025 to shareholders of record as of November 10, 2025. Matador’s base dividend represents an increased annualized yield to shareholders of approximately 3.5% as of October 20, 2025 based upon Matador’s current share price.

In addition to our base dividend, in 2025, Matador implemented a share repurchase program to return additional value to shareholders by opportunistically repurchasing shares of our common stock. In total, under Matador’s present share repurchase authorization, Matador has repurchased $55 million, or 1.3 million shares of our common stock at a weighted average price of approximately $41 per share, representing over 1% of the total shares of common stock outstanding as of October 21, 2025.

Matador’s Board of Directors, management, and staff also continue to be regular purchasers of Matador’s shares in the open market further aligning ourselves with our shareholders. Matador’s directors and executive officers purchased approximately 67,000 shares of Matador stock during 2025. In addition, over 95% of Matador employees continued to participate in Matador’s Employee Share Purchase Plan, or ESPP.

Closing Thoughts

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “The combined achievements of Matador’s planning, reservoir, land, operations and midstream teams and the recent completion of the new Marlan plant expansion have helped solidify and widen our asset base as well as round out our growth strategy as we head into 2026. The management team, Board of Directors and staff remain confident in this positive outlook despite occasional headwinds. All of us would like to thank the staff, shareholders, service providers, and board members for their efforts closing out what should be a record year for Matador and for increasing our chances for continuing success going forward.”

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2025 Guidance Update

Effective October 21, 2025, Matador increased its full-year 2025 guidance range for oil production, natural gas production and total BOE production as well as for CapEx as set forth in the table below.

Production	Prior Full-Year 2025 Guidance Range	New Full-Year 2025 Guidance Range
Total, BOE per day	200,000 to 205,000	205,500 to 206,500
Oil, Bbl per day	117,500 to 119,500	119,250 to 119,750
Natural Gas, MMcf per day	495 to 513	517.5 to 520.5
D/C/E CapEx(1)	$1.18 to $1.37 billion	$1.47 to $1.55 billion
Midstream CapEx(2)	$120 to $180 million	$155 to $175 million
Total CapEx	$1.30 to $1.55 billion	$1.625 to $1.725 billion

(1) Capital expenditures associated with drilling, completing and equipping wells.
(2) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects.

Operational and Financial Update

Third Quarter 2025 Oil, Natural Gas and Total BOE Production

As summarized in the table below, Matador’s total BOE production averaged 209,184 BOE per day in the third quarter of 2025, which was a Company record and a 22% year-over-year increase from an average of 171,480 BOE per day in the third quarter of 2024. The better-than-expected oil and natural gas production was primarily due to the continued outperformance of Matador’s producing wells and wells that were turned to sales in the third quarter of 2025, including six non-operated Haynesville shale wells where Matador owned primarily mineral interests, which had combined third quarter of 2025 natural gas production of 1.5 Bcf or 17 MMcf per day, net to Matador.

Another highlight of Matador’s outperformance has been our high quality Avalon wells in Lea County, New Mexico. The Gavilon #104H, which Matador turned online in September 2024, is an excellent example of the potential value and productivity of these wells. In approximately one year, the Gavilon #104H had more than paid out with cumulative production of 280,000 barrels of oil and 358 MMcf of natural gas as of September 30, 2025. Matador currently believes that there are over 85 potential future drilling locations in the Avalon formation in this area.

Production	Q3 2025 Average Daily Volume	Q3 2025 Guidance Range	Difference	YoY(1)
Total, BOE per day	209,184	198,500 to 201,000	+5% Better than Guidance	+22%
Oil, Bbl per day	119,556	116,500 to 118,000	+2% Better than Guidance	+19%
Natural Gas, MMcf per day	537.8	492.0 to 498.0	+9% Better than Guidance	+26%

(1) Represents year-over-year percentage change from the third quarter of 2024.

Third Quarter 2025 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the third quarter of 2025, as compared to the second quarter of 2025 and the third quarter of 2024.

	Sequential (Q3 2025 vs. Q2 2025)			YoY (Q3 2025 vs. Q3 2024)
Realized Commodity Prices	Q3 2025	Q2 2025	Sequential Change	Q3 2025	Q3 2024	YoY Change

Oil Prices, per Bbl	$64.91	$64.34	+1%	$64.91	$75.67	-14%
Natural Gas Prices, per Mcf	$1.95	$2.05	-5%	$1.95	$1.83	+7%

Third Quarter 2025 Capital Expenditures

Matador’s D/C/E CapEx guidance range for the third quarter of 2025 was $300 to $370 million with a range of between 28 to 32 net operated wells turned to sales. During the quarter, due to operational efficiencies achieved and in order to capitalize on lower service pricing, Matador elected to accelerate certain operating activities. Matador turned to sales 34.5 net operated wells, or 4.5 net operated wells above the midpoint of our July 2025 guidance estimates. Total third quarter D/C/E CapEx was $430 million, or $95 million above the midpoint of our July 2025 guidance range. Additional CapEx attributable to these incremental 4.5 net operated wells turned to sales was approximately $15 million. The remaining CapEx above our guidance range was attributable to (i) unforecasted non-operated well activity of $15 million, (ii) increased working interest additions on wells turned to sales in the third quarter of 2025 of $9 million and (iii) costs associated with wells that are expected to be turned to sales in the fourth quarter of 2025 of $56 million. Midstream CapEx of $42.8 million for the third quarter of 2025 were consistent with Matador’s expected range of $25 to $55 million in total midstream CapEx.

Q3 2025 Capital Expenditures ($ millions)	Actual	July 2025 Guidance
D/C/E	$429.9	$300 to $370
Midstream	$42.8	$25 to $55

Midstream Update

San Mateo had quarterly net income of $50 million and quarterly Adjusted EBITDA of $74 million. The table below sets forth San Mateo’s throughput volumes for the third quarter of 2025, as compared to the second quarter of 2025 and third quarter of 2024.

	Sequential (Q3 2025 vs. Q2 2025)			YoY (Q3 2025 vs. Q3 2024)
San Mateo Throughput Volumes	Q3 2025	Q2 2025	Sequential Change	Q3 2025	Q3 2024	Change

Natural gas gathering, MMcf per day	530	491	+8%	530	431	+23%
Natural gas processing, MMcf per day	533	486	+10%	533	424	+26%
Oil gathering and transportation, Bbl per day	58,400	50,300	+16%	58,400	52,300	+12%
Produced water handling, Bbl per day	413,700	414,400	—%	413,700	513,200	-19%

Fourth Quarter 2025 Estimates

Fourth Quarter 2025 Estimated Oil, Natural Gas and Total BOE Production Growth

As noted in the table below, Matador anticipates oil production of 119,556 Bbl per day in the third quarter of 2025 to increase in the fourth quarter of 2025 due to larger well batches that were turned on late in the third quarter of 2025 and will therefore fully contribute to production in the fourth quarter of 2025. Matador anticipates natural gas production of 538 MMcf per day in the third quarter of 2025 to decrease in the fourth quarter of 2025 due to (i) voluntary shut-ins of wells with high natural gas to oil ratios during October 2025 when several long-haul pipelines underwent maintenance causing Waha natural gas prices to be negative and (ii) the natural decline of six non-operated Haynesville shale wells that led to outperformance in the third quarter of 2025. The negative Waha pricing led Matador to shut in approximately 0.9 Bcf of natural gas and 45,000 Bbl of oil to date in October 2025 due to those negative gas prices. These volumes have been removed from our fourth quarter estimates and deferred to future periods.

	Q3 and Q4 2025 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q3 2025	209,184	119,556	537.8	57%
Q4 2025E	205,000 to 208,000	119,000 to 121,000	516 to 522	58%

Fourth Quarter 2025 Estimated Wells Turned to Sales

At October 21, 2025, Matador expects to turn to sales 27.5 net operated horizontal wells in the Delaware Basin during the fourth quarter of 2025. Due to the acceleration of drilling and completion activities noted above, Matador expects to turn to sales 12 net wells more than previously expected for the full-year 2025. In addition, Matador expects to turn to sales 13.6 net operated horizontal wells in January 2026, which are expected to provide a favorable increase in production from 2025 to 2026.

Fourth Quarter 2025 Estimated Capital Expenditures

Matador expects D/C/E CapEx for the fourth quarter of 2025 will be approximately $300 to $380 million, which is a 21% decrease as compared to $429.9 million for the third quarter of 2025, primarily due to timing of completions in the third quarter of 2025 compared to completions in the fourth quarter of 2025. Matador expects its midstream CapEx, including its proportionate share of San Mateo’s CapEx, will be approximately $10 to $30 million in the fourth quarter of 2025, which is a 53% reduction in CapEx as compared to $42.8 million in CapEx for the third quarter of 2025.

Third Quarter 2025 Earnings Conference Call

The Company will host a live conference call on Wednesday, October 22, 2025, at 10:00 a.m. Central Time to review its third quarter 2025 financial results and operational highlights. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BIf0215354457a4bb591304082cdf18330 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information about Matador Resources Company, visit www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions;

the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the impact of the One Big Beautiful Bill Act; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz	Rob Macalik
Senior Vice President - Investor Relations	Executive Vice President and Chief Financial Officer
(972) 371-5225	(972) 371-5413
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Net Production Volumes:(1)
Oil (MBbl)(2)	10,999	11,182	9,229
Natural gas (Bcf)(3)	49.5	47.0	39.3
Total oil equivalent (MBOE)(4)	19,245	19,020	15,776
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	119,556	122,875	100,315
Natural gas (MMcf/d)(6)	537.8	516.8	427.0
Total oil equivalent (BOE/d)(7)	209,184	209,013	171,480
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$64.91	$64.34	$75.67
Oil, with realized derivatives (per Bbl)	$64.91	$64.34	$75.67
Natural gas, without realized derivatives (per Mcf)(8)	$1.95	$2.05	$1.83
Natural gas, with realized derivatives (per Mcf)	$2.03	$2.20	$1.94
Revenues (millions):
Oil and natural gas revenues	$810.2	$815.8	$770.2
Third-party midstream services revenues	$43.8	$42.0	$38.3
Realized gain on derivatives	$3.9	$6.9	$4.5
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.32	$4.35	$4.61
Lease operating	$5.58	$5.56	$5.50
Plant and other midstream services operating	$2.63	$2.40	$2.77
Depletion, depreciation and amortization	$15.87	$15.91	$15.39
General and administrative(9)	$1.91	$1.69	$1.82
Total(10)	$30.31	$29.91	$30.09
Other (millions):
Net sales of purchased natural gas(11)	$13.4	$32.0	$20.4

Net income (millions)(12)	$176.4	$150.2	$248.3
Earnings per common share (diluted)(12)	$1.42	$1.21	$1.99
Adjusted net income (millions)(12)(13)	$169.3	$190.9	$236.0
Adjusted earnings per common share (diluted)(12)(14)	$1.36	$1.53	$1.89
Adjusted EBITDA (millions)(12)(15)	$566.5	$594.2	$574.5
Net cash provided by operating activities (millions)(16)	$721.7	$501.0	$610.4
Adjusted free cash flow (millions)(12)(17)	$93.4	$132.7	$196.1

San Mateo net income (millions)(18)	$49.5	$65.6	$49.8
San Mateo Adjusted EBITDA (millions)(15)(18)	$74.1	$85.5	$68.5
San Mateo net cash provided by operating activities (millions)(18)	$99.4	$23.3	$50.5
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$3.3	$(14.9)	$47.6

D/C/E capital expenditures (millions)	$429.9	$345.3	$329.9
Midstream capital expenditures (millions)(19)	$42.8	$56.2	$48.9
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.

(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.32, $0.24 and $0.27 per BOE of non-cash, stock-based compensation expense in the third quarter of 2025, the second quarter of 2025 and the third quarter of 2024, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $61.0 million, $67.9 million and $51.7 million less expenses of $47.7 million, $35.9 million and $31.2 million in the third quarter of 2025, the second quarter of 2025 and the third quarter of 2024, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Pronto Midstream, LLC (“Pronto”) was wholly-owned by Matador until December 18, 2024, the date Matador contributed Pronto to San Mateo (the “Pronto Transaction”). Excludes midstream assets acquired in Matador’s acquisition of Ameredev Stateline II, LLC (“Ameredev”) in 2024.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash	$20,150	$23,033
Restricted cash	76,237	71,709
Accounts receivable
Oil and natural gas revenues	301,798	331,590
Joint interest billings	236,614	260,555
Other	101,443	62,584
Derivative instruments	21,205	15,968
Lease and well equipment inventory	43,549	38,469
Prepaid expenses and other current assets	115,845	123,437
Total current assets	916,841	927,345
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	13,875,196	12,534,290
Unproved and unevaluated	1,796,468	1,702,203
Midstream properties	1,926,215	1,683,334
Other property and equipment	51,661	47,532
Less accumulated depletion, depreciation and amortization	(7,089,632)	(6,203,263)
Net property and equipment	10,559,908	9,764,096
Other assets
Derivative instruments	2,237	—
Other long-term assets	167,722	158,668
Total other assets	169,959	158,668
Total assets	$11,646,708	$10,850,109
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$125,624	$147,139
Accrued liabilities	548,362	441,484
Royalties payable	342,901	227,865
Amounts due to affiliates	36,714	30,544
Derivative instruments	2,518	—
Advances from joint interest owners	119,481	83,338
Other current liabilities	81,591	64,987
Total current liabilities	1,257,191	995,357
Long-term liabilities
Borrowings under Credit Agreement	285,000	595,500
Borrowings under San Mateo Credit Facility	815,000	615,000
Senior unsecured notes payable	2,119,554	2,114,908
Asset retirement obligations	139,120	114,237
Derivative instruments	17,246	—
Deferred income taxes	1,041,242	847,666
Other long-term liabilities	116,575	110,009
Total long-term liabilities	4,533,737	4,397,320
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 125,763,615 and 125,101,268 shares issued; and 124,379,236 and 125,048,396 shares outstanding, respectively	1,257	1,251
Additional paid-in capital	2,555,236	2,533,247
Retained earnings	3,006,849	2,556,987
Treasury stock, at cost, 1,384,379 and 52,872 shares, respectively	(57,381)	(2,336)
Total Matador Resources Company shareholders’ equity	5,505,961	5,089,149
Non-controlling interest in subsidiaries	349,819	368,283
Total shareholders’ equity	5,855,780	5,457,432
Total liabilities and shareholders’ equity	$11,646,708	$10,850,109

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Oil and natural gas revenues	$810,241	$770,155	$2,535,933	$2,249,974
Third-party midstream services revenues	43,833	38,316	119,339	103,324
Sales of purchased natural gas	61,043	51,666	191,696	147,377
Realized gain on derivatives	3,946	4,528	13,607	8,573
Unrealized gain (loss) on derivatives	19,952	35,118	(12,290)	25,364
Total revenues	939,015	899,783	2,848,285	2,534,612
Expenses
Production taxes, transportation and processing	83,078	72,737	259,706	219,702
Lease operating	107,483	86,808	319,769	242,133
Plant and other midstream services operating	50,525	43,695	149,083	120,576
Purchased natural gas	47,658	31,222	137,735	105,894
Depletion, depreciation and amortization	305,354	242,821	889,847	681,066
Accretion of asset retirement obligations	2,148	1,657	5,642	4,259
General and administrative	36,790	28,787	102,709	86,353
Total expenses	633,036	507,727	1,864,491	1,459,983
Operating income	305,979	392,056	983,794	1,074,629
Other income (expense)
Interest expense	(50,641)	(36,169)	(153,475)	(111,717)
Net loss on asset sales and impairment	(589)	—	(589)	—
Other income	5,003	2,111	14,011	567
Total other expense	(46,227)	(34,058)	(140,053)	(111,150)
Income before income taxes	259,752	357,998	843,741	963,479
Income tax provision (benefit)
Current	(39,335)	(21,096)	6,735	26,280
Deferred	98,463	106,417	191,776	203,805
Total income tax provision	59,128	85,321	198,511	230,085
Net income	200,624	272,677	645,230	733,394
Net income attributable to non-controlling interest in subsidiaries	(24,260)	(24,386)	(78,556)	(62,605)
Net income attributable to Matador Resources Company shareholders	$176,364	$248,291	$566,674	$670,789
Earnings per common share
Basic	$1.42	$1.99	$4.55	$5.45
Diluted	$1.42	$1.99	$4.54	$5.44
Weighted average common shares outstanding
Basic	124,396	124,814	124,668	123,107
Diluted	124,410	124,983	124,729	123,358

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating activities
Net income	$200,624	$272,677	$645,230	$733,394
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(19,952)	(35,118)	12,290	(25,364)
Depletion, depreciation and amortization	305,354	242,821	889,847	681,066
Accretion of asset retirement obligations	2,148	1,657	5,642	4,259
Stock-based compensation expense	6,181	4,279	14,641	10,091
Deferred income tax provision	98,463	106,417	191,776	203,805
Amortization of debt issuance cost and other debt-related costs	3,693	2,700	11,029	12,286
Other non-cash changes	1,867	(363)	2,984	(1,027)
Changes in operating assets and liabilities
Accounts receivable	16,348	(20,818)	9,024	(75,904)
Lease and well equipment inventory	(10,348)	(1,207)	(32,303)	(8,587)
Prepaid expenses and other current assets	3,210	(398)	5,336	(78)
Other long-term assets	(495)	3,231	(1,524)	3,075
Accounts payable, accrued liabilities and other current liabilities	36,427	15,306	42,708	43,984
Royalties payable	65,342	19,071	115,036	52,882
Advances from joint interest owners	10,031	(1,380)	36,143	35,105
Other long-term liabilities	2,767	1,562	2,707	2,939
Net cash provided by operating activities	721,660	610,437	1,950,566	1,671,926
Investing activities
Drilling, completion and equipping capital expenditures	(347,534)	(293,716)	(1,093,010)	(905,431)
Acquisition of Ameredev	—	(1,735,964)	—	(1,831,214)
Acquisition of oil and natural gas properties	(136,713)	(65,717)	(261,831)	(321,827)
Midstream capital expenditures	(77,592)	(61,988)	(237,436)	(219,189)
Expenditures for other property and equipment	(1,291)	(3,186)	(3,047)	(3,957)
Proceeds from sale of assets	169	—	22,426	900
Proceeds from sale of equity method investment	—	—	3,263	—
Net cash used in investing activities	(562,961)	(2,160,571)	(1,569,635)	(3,280,718)
Financing activities
Repayments of borrowings under Credit Agreement	(605,000)	(1,360,000)	(1,840,500)	(3,080,000)
Borrowings under Credit Agreement	500,000	2,220,000	1,530,000	3,535,000
Repayments of borrowings under San Mateo Credit Facility	(100,000)	(57,000)	(265,000)	(193,000)
Borrowings under San Mateo Credit Facility	137,000	71,000	465,000	197,000
Cost to amend credit facilities	(67)	(14,512)	(530)	(25,936)
Proceeds from issuance of senior unsecured notes	—	750,000	—	1,650,000
Cost to issue senior unsecured notes	—	(10,452)	—	(26,073)
Purchase of senior unsecured notes	—	—	—	(699,191)
Proceeds from issuance of common stock	—	—	—	344,663
Repurchases of common stock	(6,457)	—	(50,706)	—
Dividends paid	(38,662)	(24,851)	(116,812)	(73,598)
Contributions related to formation of San Mateo	—	12,250	9,200	22,500
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	—	19,110
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(34,790)	(22,785)	(97,020)	(72,961)
Taxes paid related to net share settlement of stock-based compensation	(741)	(79)	(11,822)	(14,519)
Other	(381)	(317)	(1,096)	(3,478)
Net cash (used in) provided by financing activities	(149,098)	1,563,254	(379,286)	1,579,517
Change in cash and restricted cash	9,601	13,120	1,645	(29,275)
Cash and restricted cash at beginning of period	86,786	63,903	94,742	106,298
Cash and restricted cash at end of period	$96,387	$77,023	$96,387	$77,023

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$176,364	$150,225	$248,291
Net income attributable to non-controlling interest in subsidiaries	24,260	32,134	24,386
Net income	200,624	182,359	272,677
Interest expense	50,641	53,345	36,169
Total income tax provision	59,128	56,462	85,321
Depletion, depreciation and amortization	305,354	302,602	242,821
Accretion of asset retirement obligations	2,148	1,767	1,657
Unrealized (gain) loss on derivatives	(19,952)	37,313	(35,118)
Non-cash stock-based compensation expense	6,181	4,572	4,279
Net loss on asset sales and impairment	589	—	—
Non-recurring (income) expense	(1,866)	(2,300)	243
Consolidated Adjusted EBITDA	602,847	636,120	608,049
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(36,332)	(41,875)	(33,565)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$566,515	$594,245	$574,484

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$721,660	$501,027	$610,437
Net change in operating assets and liabilities (working capital)	(123,282)	65,540	(15,367)
Interest expense, net of non-cash portion	46,948	49,672	33,469
Current income tax (benefit) provision	(39,335)	23,089	(21,096)
Net loss on asset sales and impairment	589	—	—
Other non-cash and non-recurring (income) expense	(3,733)	(3,208)	606
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(36,332)	(41,875)	(33,565)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$566,515	$594,245	$574,484

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$49,509	$65,580	$49,768
Depletion, depreciation and amortization	13,213	11,300	9,514
Interest expense	10,933	8,464	9,116
Accretion of asset retirement obligations	119	116	101
Net loss on impairment	372	—	—
Adjusted EBITDA	$74,146	$85,460	$68,499

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$99,417	$23,305	$50,496
Net change in operating assets and liabilities (working capital)	(36,090)	54,160	9,164
Interest expense, net of non-cash portion	10,447	7,995	8,839
Net loss on impairment	372	—	—
Adjusted EBITDA	$74,146	$85,460	$68,499

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full-cost ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30,	June 30,	September 30,
	2025	2025	2024
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$176,364	$150,225	$248,291
Total income tax provision	59,128	56,462	85,321
Income attributable to Matador Resources Company shareholders before taxes	235,492	206,687	333,612
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(19,952)	37,313	(35,118)
Net loss on asset sales and impairment	589	—	—
Non-recurring (income) expense	(1,866)	(2,300)	243
Adjusted income attributable to Matador Resources Company shareholders before taxes	214,263	241,700	298,737
Income tax expense(1)	44,995	50,757	62,735
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$169,268	$190,943	$236,002

Weighted average shares outstanding - basic	124,396	124,418	124,814
Dilutive effect of options and restricted stock units	14	38	169
Weighted average common shares outstanding - diluted	124,410	124,456	124,983
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.36	$1.53	$1.89
Diluted	$1.36	$1.53	$1.89

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2025	2025	2024
Net cash provided by operating activities	$721,660	$501,027	$610,437
Net change in operating assets and liabilities (working capital)	(123,282)	65,540	(15,367)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(31,030)	(37,958)	(29,233)
Performance incentives received from Five Point	—	6,400	12,250
Total discretionary cash flow	567,348	535,009	578,087

Drilling, completion and equipping capital expenditures	347,534	367,114	293,716
Midstream capital expenditures	77,592	86,910	61,988
Expenditures for other property and equipment	1,291	814	3,186
Net change in capital accruals	76,938	(7,227)	28,940
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(29,407)	(45,276)	(5,890)
Total accrual-based capital expenditures(3)	473,948	402,335	381,940
Adjusted free cash flow	$93,400	$132,674	$196,147

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2025	2025	2024
Net cash provided by San Mateo operating activities	$99,417	$23,305	$50,496
Net change in San Mateo operating assets and liabilities	(36,090)	54,160	9,164
Total San Mateo discretionary cash flow	63,327	77,465	59,660

San Mateo capital expenditures	65,957	76,735	14,037
Net change in San Mateo capital accruals	(5,943)	15,665	(2,017)
San Mateo accrual-based capital expenditures	60,014	92,400	12,020
San Mateo adjusted free cash flow	$3,313	$(14,935)	$47,640